Exhibit 14.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of National Grid Transco plc (File numbers 333-33094, 333-65968, 333-97249, 333-103768 and 333-107727) of our report dated May 19, 2004 relating to the financial statements of National Grid Transco plc which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, UK
June 16, 2004